As filed with the Securities Exchange Commission on June 24, 2014

File No. 333-196462

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROFIRE ENERGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	3822 (Primary Standard Industrial Classification Code Number)	20-0019425 (I.R.S. Employer Identification No.)

321 South 1250 West, Suite 1
Lindon, Utah 84042
(801) 796-5127
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________

Brenton W. Hatch, Chief Executive Officer
Profire Energy, Inc.
321 South 1250 West, Suite 1
Lindon, Utah 84042
(801) 796-5127
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Samuel P. Gardiner and David F. Marx	Mitchell S. Nussbaum, Esq. and Angela M. Dowd, Esq.
Dorsey & Whitney LLP	Loeb & Loeb LLP
136 South Main Street, Suite 1000	345 Park Avenue
Salt Lake City, Utah 84101-1685	New York, NY 10154
Telephone: (801) 933-7360	Telephone: (212) 407-4000
Facsimile: (801) 933-7373	Facsimile: (212) 407-4990
______________

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(4)

Common Stock, $0.001 par value per share	6,900,000	$34,500,000	$4,443.60

(1)	Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)
Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock and may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions

(4)	The registration fee of $4,443.60 has previously been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-196462) of Profire Energy, Inc. is being filed solely for the purpose of amending Exhibit 5.1 thereto to correct a typographical error. Other than the filing of the exhibit and corresponding changes to the exhibit index and signature pages, the remainder of the Registration Statement is unchanged.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee	$4,443.60

FINRA filing fee	$4,100

Legal fees	$100,000

Accounting fees and expenses	$20,000

Printing and other expenses	$4,000

Total	$131,743.60

All expenses, except the SEC fees, are estimates.

The selling stockholders will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the common stock in those transactions completed to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Nevada General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our Articles of Incorporation provide for indemnification to the fullest extent permitted by Nevada law. Specifically, our Articles provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.

We have entered into indemnification agreements with our executive officers and directors indemnifying such officers and directors, to the fullest extent permitted by law, in relation to any event or occurrence related to the fact that such officer or director is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise by reason of any action or inaction on the part of such officer or director serving in any capacity set forth in this paragraph.  We also  maintains a policy of liability insurance for our officers and directors.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On November 12, 2013, we entered into a purchase agreement with various institutional and individual accredited investors to raise gross proceeds of approximately $4.7 million in a private placement of 2,172,405 shares of our common stock at a per share price of $2.18 (the “Private Placement”).

On November 18, 2013, we completed the Private Placement. We received net proceeds of approximately $4.2 million from the Private Placement, after paying placement agent fees and estimated offering expenses, which we will use to fund our growth initiatives and for working capital purposes.

Chardan Capital Markets and Maxim Group LLC (the “Placement Agents”) acted as co-Placement Agents for the Offering.  Profire paid 8% of the aggregate gross proceeds to the Placement Agents, to be split equally between them. In addition, Profire paid to the Placement Agents restricted stock equal to four percent of the number of securities sold in the Private Placement, to be split equally between them. In addition, The Special Equities Group, LLC, a division of Chardan Capital Markets used the cash proceeds it received to purchase additional shares of common stock of the Company.

The shares were issued without registration pursuant to Section 4(a)(2) of the Securities act of 1933 and Rule 506 promulgated pursuant thereto.

On March 28, 2013 we issued 95,000 shares of restricted common stock to an investment banking firm for investor relations and investment banking services provided to the Company during our second and third fiscal quarters. The shares were valued at $1.40 per share, which was the closing market price of our shares on the date we agreed to extend the term of our agreement with the investment banking firm. The shares were issued without registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On September 12, 2012 we issued 95,000 shares of restricted common stock to an investment banking firm for investor relations and investment banking services provided to the Company during our second and third fiscal quarters. The shares were valued at $118,751, which was the closing market price of our shares on the date we agreed to extend the term of our agreement with the investment banking firm. The shares were issued without registration pursuant to Section 4(2) of the Securities Act of 1933.

On September 27, 2012 our Board granted options to purchase an aggregate of 820,000 shares of our restricted common stock to 29 Company employees and consultants. The options were granted pursuant to the Profire Energy, Inc. 2010 Equity Incentive Plan (the “2010 Plan”.)  We granted stock options to 14 non-U.S. persons, each of whom was outside the U.S. at the time the grants were made and 16 persons located in the United States. The grants were made without registration pursuant to Regulation S of the Securities Act Rules, Section 4(2) under the Securities Act of 1933, as amended, and/or Rule 12h-1 of the Securities Exchange Act of 1934, as amended.

On June 25, 2012 we issued 60,000 shares of restricted common stock to an investment banking firm for investor relations and investment banking services provided to the Company during our first and second fiscal quarters. The shares were valued at $1.50, which was the closing market price of our shares on the date of our agreement with the investment banking firm. The shares were issued without registration pursuant to Section 4(2) of the Securities Act of 1933.

On February 15, 2011 our Board granted options to purchase an aggregate of 600,000 shares of our restricted common stock to three Company employees. The options were granted pursuant to the 2010 Plan.  As noted above, grants were made to three persons, each of whom was a non-U.S. person and was outside the U.S. at the time the grants were made. The grants were made without registration pursuant to Regulation S of the Securities Act Rules and/or Section 4(2) under the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)           See Exhibit Index

(b)           Financial Statement Schedules

All schedules have been omitted because the required information is not present in amounts sufficient to require submission of the schedules, or because the required information is included in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lindon, State of Utah, on June 24, 2014.

PROFIRE ENERGY, INC.

By:	/s/ Brenton W. Hatch
Brenton W. Hatch
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature to this registration statement appears below hereby constitutes and appoints Brenton W. Hatch as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this registration statement, and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

Signature	Title	Date

*
Brenton W. Hatch	President, Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2014

*
Andrew W. Limpert	Chief Financial Officer and Director (Principal Accounting Officer)	June 24, 2014

*
Harold Albert	Chief Operating Officer and Director	June 24, 2014

*
Daren J. Shaw	Director	June 24, 2014

*
Ronald R. Spoehel	Director	June 24, 2014

*
Arlen B. Crouch	Director	June 24, 2014

*
Stephen E. Pirnat	Director	June 24, 2014

* By:  /s/ Brenton W. Hatch
    Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

2.1
Acquisition Agreement among The Flooring Zone, Inc. and Profire Combustion, Inc. and the Stockholders of Profire Combustion, Inc. dated September 30, 2008 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 14, 2008 (File No. 000-52376)).

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed with the Commission on September 24, 2004) (File No. 000-52376)).

3.2
Articles of Amendment to the Articles of Incorporation of Profire Energy, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2009 (File No. 000-52376)).

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed December 23, 2013) (File No. 000-52376).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.02 to the Registrant’s Form 8-A12G filed December 27, 2006 (File No. 000-52376)).

5.1	Opinion and Consent of Dorsey & Whitney LLP.

10.1
Securities Purchase Agreement, dated November 12, 2013 between the Registrant and the persons listed therein as purchasers (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report Current Report on Form 8-K filed November 18, 2013 (File No. 000-52376)).

10.2
Registration Rights Agreement dated November 18, 2013 between the Registrant and the persons listed in the Securities Purchase Agreement as purchasers (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report Current Report on Form 8-K filed November 18, 2013 (File No. 000-52376)).

10.3
Employment Agreement between the Registrant and Brenton W. Hatch dated June 28, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 000-52376)).

10.4
Employment Agreement between the Registrant and Harold Albert dated June 28, 2013 (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 000-52376)).

10.5
Employment Agreement between the Registrant and Andrew W. Limpert dated June 28, 2013 (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 000-52376)).

10.6	Form of Indemnification Agreement between the Registrant and its directors (incorporated by reference to Exhibit 10.7 to the Registrant’s form S-1 filed on December 24, 2013 (File No. 333-193086)).

10.7	2003 Stock Incentive Plan (incorporated by reference to Exhibit 4.01 to the Registrant’s Form SB-2 filed September 24, 2004 (File No. 000-52376)).

10.8
Profire Energy, Inc. 2010 Equity Incentive Plan (incorporated by reference to the Registrant’s Revised Definitive Proxy Statement on Schedule 14A filed with the Commission on November 10, 2009). (File No. 000-52376)).

10.9	Lease Agreement, dated June 12, 2013, between the Registrant and Whitestone Industrial-Office, LLC.*

10.10	Lease Agreement, dated May 16, 2014, between the Registrant and Paul Hall.*

10.11	Lease Agreement, dated April 23, 2014, between the Registrant and Dennis Caka.*

10.12
Consulting Agreement, dated March 24, 2014, between the Registrant on the one hand and Terra Industrial Corporation and Alan Johnson on the other. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on March 25, 2014 (File No. 000-52376)).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 000-52376)).

23.1	Consent of Sadler, Gibb & Associates, LLC, Independent Registered Public Accounting Firm.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

101
The following materials formatted in Extensible Business Reporting Language (XBRL): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations and Other Comprehensive Income, (iii) the Consolidated Statements of Cash Flows and (iv) Notes to Consolidated Financial Statements.

101 INS	XBRL Instance Document**

101 SCH	XBRL Schema Document**

101 CAL	XBRL Calculation Linkbase Document**

101 DEF	XBRL Definition Linkbase Document**

101 LAB	XBRL Labels Linkbase Document**

101 PRE	XBRL Presentation Linkbase Document**

* Previously filed as an exhibit to this Registration Statement.
**           The XBRL related information in Exhibit 101 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that section and shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.